Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 1,000,000 shares of its common stock to be filed with the Securities and Exchange Commission pertaining to the Retirement Savings Plan and Trust of Atmos Energy Corporation of our report dated November 10, 2003, with respect to the consolidated financial statements and schedules of Atmos Energy Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/ ERNST & YOUNG LLP

Dallas, Texas

June 4, 2004